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                                                                    EXHIBIT 21.1


                         Subsidiaries of the Registrant



     At December 31, 1997, the MLX Corp. had no subsidiaries. Following the Merger on January 20, 1997, Morton Industrial Group, Inc., had two directly wholly owned subsidiaries:

     Morton Metalcraft Co., an Illinois corporation
     Morton Metalcraft Co. of North Carolina, a North Carolina corporation